Consent of Independent Accountants


We consent to the incorporation by reference in Post-Effective Amendment No. 39 to the Registration Statement of the Short-Term Government Fund (formerly the American-Century Benham Short-Term Government Fund), the Inflation-Adjusted Treasury Fund (formerly the American Century-Benham Inflation-Adjusted Fund), the Short-Term Treasury Fund, Intermediate-Term Treasury Fund and Long-Term Treasury Fund (formerly the American Century-Benham Short-Term Treasury Fund, the American Century-Benham Intermediate-Term Treasury Fund, and the American Century-Benham Long-Term Treasury Fund, respectively), the GNMA Fund (formerly the American Century-Benham GNMA Fund), the Capital Preservation Fund (formerly the American Century-Benham Capital Preservation Fund, and the Government Agency Money Market Fund (formerly the American Century-Benham Government Money Market
Fund) (the eight funds in the American Century Government Income Trust, hereafter referred to as the "Funds"), on Form N-1A of our report dated May 7, 1999 on our audits of the financial statements and financial highlights of the Funds, which report is included in the Annual Report to Shareholders for the year ended March 31, 1999, which is incorporated by reference in the Statement of Additional Information. We also consent to the reference in the Statement of Additional Information to our Firm under the caption "Independent Accountants."


/s/PricewaterhouseCoopers LLP

Kansas City, Missouri
July 28, 1999